Exhibit 5.1

Our ref	AEO\628018\3502014v4
Direct	+852 2971 3081
Email	alice.ooi @maplesandcalder.com

CNinsure Inc.

21/F, Yinhai Building

No. 299 Yanjiang Zhong Road

Guangzhou, Guangdong 510110

People’s Republic of China

5 November 2009

Dear Sir

CNinsure Inc.

We act as Cayman Islands counsel for CNinsure Inc. (the “Company”), a Cayman Islands company, in connection with its registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) relating to the sale by the selling shareholders identified therein (the “Selling Shareholders”) of up to 15,174,316 American Depositary Shares each representing 20 ordinary shares of the Company of a par value of US$0.001 each (“Shares”).

1	Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents (the “Documents”):

1.1	the certificate of incorporation dated 10 April 2007.

1.2	the amended and restated memorandum and articles of association of the Company as conditionally adopted by a special resolution passed on 10 October 2007 and subsequently amended by a special resolution passed on 19 December 2008 (the “Memorandum and Articles of Association”).

1.3	the written resolutions of the board of directors of the Company dated 5 November 2009 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands;

1.4	a certificate of good standing dated 4 November 2009 issued by the Registrar of Companies (the “Certificate of Good Standing”);

1.5	a certificate from a director of the Company dated 5 November 2009, a copy of which is annexed hereto (the “Director’s Certificate”); and

1.6	the Registration Statement.

2	Assumptions

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

2.1	copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	the genuineness of all signatures and seals.

3	Opinions

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	the Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	the authorised share capital of the Company is US$10,000,000 divided into 10,000,000,000 shares of a nominal or par value of US$0.001 each.

3.3	the Shares have been duly authorized and are issued, fully paid and non-assessable (meaning no further sums are payable to the Company with respect to the holding of such shares).

3.4	the statements under the caption “Taxation” in the prospectus forming part of the Registration Statement, to the extent that they constitute statements of Cayman Islands law, are accurate in all material respects and that such statements constitute our opinion.

4	Qualifications

This opinion is subject to the following qualification and limitation that under the Companies Law (2009 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2009 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions that are the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings “Enforceability of Civil Liabilities,” “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/    Maples and Calder

Maples and Calder

Encl.

CNinsure Inc.

PO Box 309

Ugland House

Grand Cayman, KY1-1104

Cayman Islands

November 5, 2009

Maples and Calder

53rd Floor

The Center

99 Queen’s Road Central

Hong Kong

Dear Sirs

CNinsure Inc. (the “Company”)

I, Yinan Hu, being a director of the Company, am aware that you are being asked to provide a legal opinion (the “Opinion”) in relation to certain aspects of Cayman Islands law. Capitalised terms used in this certificate have the meaning given to them in the Opinion. I hereby certify that:

1	the Memorandum and Articles of Association remain in full force and effect and are unamended.

2	the Resolutions were signed by all the directors in the manner prescribed in the Articles of Association of the Company.

3	the authorised share capital of the Company is US$10,000,000 divided into 10,000,000,000 ordinary shares of a nominal or par value of US$0.001 each and the Shares have been issued and are fully paid up and non-assessable.

4	the shareholders of the Company have not restricted or limited the powers of the directors in any way and there is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from filing the Registration Statement.

5	the Resolutions were duly adopted, are in full force and effect at the date hereof and have not been amended, varied or revoked in any respect.

I confirm that you may continue to rely on this Certificate as being true and correct on the day that you issue the Opinion unless I shall have previously notified you personally (Attn: Ms. Alice Ooi) to the contrary.

Signature:	/s/ Yinan Hu
Director